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Exhibit 16

Securities and Exchange Commission
Washington, D.C. 20549

January 31, 2003

Ladies and Gentlemen:

We were previously independent principal accountants for 24/7 Real Media, Inc. and subsidiaries and, under the date of March 29, 2002, except for footnotes 3 and 4(b), which are as of October 15, 2002, we reported on the consolidated financial statements of 24/7 Real Media, Inc. as of and for the years ended December 31, 2001 and 2000 which report appears in the Form 8-K/A of 24/7 Real Media, Inc. dated December 19, 2002. On January 29, 2003, we were dismissed as principal accountants. We have read 24/7 Real Media, Inc.'s statements included under Item 4 of its Form 8-K dated January 29, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with 24/7 Real Media, Inc.'s: (i) statement that the Registrant has appointed Goldstein Golub Kessler LLP as its new independent public accountants effective as of January 29, 2003, (ii) statement that the selection of Goldstein Golub Kessler LLP was approved by the Audit Committee of the Board of Directors of the Registrant on January 14, 2003 subject to agreement on the terms of the engagement, which action was completed on January 29, 2003, and (iii) statement that Registrant has not consulted with Goldstein Golub Kessler LLP regarding any matters described in, and required to be disclosed pursuant to, Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP

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  Exhibit 16